NEWS RELEASE

THE ANDERSONS, INC. REPORTS THIRD QUARTER RESULTS
Third Quarter Earnings of $0.59 per Diluted Share
Ethanol Group Leads Earning Results
Board Approves $50.0 Million Share Repurchase

MAUMEE, OHIO, NOVEMBER 5, 2014 The Andersons, Inc. (Nasdaq: ANDE) today announces financial results for the third quarter ended September 30, 2014.

Highlights

•	Year-to-date earnings of $2.95 per diluted share set a new record.

•	Record third quarter operating income of $21.3 million for the Ethanol Group.

“We’re pleased with our results through September, which set a record. Our earnings this year clearly have been led by the outstanding results of our Ethanol Group,” said CEO Mike Anderson. “I want to mention, however, that current ethanol market indications for 2015 show margins declining from the levels we have seen this year.

“We continue to grow, both organically and by acquisition, including the purchase of Auburn Bean and Grain in October, which added grain and agronomy locations throughout north central Michigan,” added Mr. Anderson. “This is an area of strategic significance to the company as it connects our existing locations to our Thompsons joint venture in Ontario. This acquisition increased our grain storage capacity by 13 percent, and our nutrient storage by four percent.”

All financial and operating highlights below are quarterly data compared to the same period of the prior year, unless otherwise noted.

Financial Highlights

Third quarter net income attributable to the company was $16.8 million, or $0.59 per diluted share, on revenues of $1.0 billion. In the same three month period of 2013, the company reported results of $17.2 million, or $0.61 per diluted share, on revenues of $1.2 billion.

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Revenues were down in the Grain and Ethanol groups due to lower commodity prices. The majority of the decrease was within the Grain Group where the average price per bushel sold decreased by 36 percent, which more than offset the 11 percent increase in bushels sold.

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The Ethanol Group realized solid margins at all plants. These margins were primarily supported by strong export demand, lower corn prices, and solid operating metrics. The Ethanol Group had record E-85 sales.

•	Volume for the Plant Nutrient Group was up almost 25 percent during the third quarter; however, this was partially offset by lower gross profit per ton.

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The Rail Group’s income was down this quarter due in part to the group recognizing $4.3 million in income from the settlement of two non-performing leases last year, and a significant increase in freight expense to move idle cars into service.

Operating Highlights

The following highlights have impacted reported results, or may impact future results:

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Crop conditions were good to excellent in the majority of the company’s territories during the growing season, which has led to record yields. The harvest, however, had a slow start due to wet weather conditions.

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It should be noted that poor railroad service could impact the company in the fourth quarter. Both the Grain and Ethanol groups rely on outbound rail service to turn their inventory, which enables them to effectively serve their customers. Further, the Plant Nutrient Group relies on inbound rail to ensure nutrients are available to meet customer needs.

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Integration of the Auburn Bean and Grain (AB&G), United Grain, LLC and Keller Grain, Inc. acquisitions is underway. AB&G added grain storage capacity of about 18.1 million bushels, and 16,000 tons of dry and 3.7 million gallons of liquid nutrient capacity.

•	All four ethanol plants had scheduled maintenance shut-downs during the third quarter. These went well, and new daily production records have been set since the maintenance was performed.

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At this time, approximately 85 percent of the fourth quarter and almost half of the January ethanol margin risk is hedged. These hedges were placed at different times during the year in accordance with the group’s risk management strategy.

•	At the end of September, the Rail Group’s utilization rate was 90.1 percent, up from 86.3 percent the prior year. The utilization rate is expected to increase further as the year progresses.

Share Repurchase - Authorization

The Andersons also announces that its Board of Directors has authorized the repurchase of up to an aggregate $50.0 million of the company’s common stock. The primary objective of the limited share repurchase program is to offset dilution related to the company’s recent share issuance in connection with its acquisition of Auburn Bean and Grain. The program will also enable the company to acquire shares used for its employee long-term incentive plans in order to offset dilution.

Shares will be repurchased from time to time in open market transactions. When, and if, shares are purchased will depend on stock price, market conditions and other factors. The authorization for this plan will be in effect for two years.

Conference Call

The company will host a webcast on Thursday, November 6, 2014 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

Forward Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description

The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. The Andersons, Inc. is located on the Internet at www.andersonsinc.com

Investor Relations Contact

Nick Conrad
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales and merchandising revenues	$952,927	$1,181,374	$3,268,303	$4,020,308
Cost of sales and merchandising revenues	868,009	1,108,228	2,985,115	3,764,660
Gross profit	84,918	73,146	283,188	255,648

Operating, administrative and general expenses	76,737	69,193	223,997	192,665
Interest expense	4,253	5,348	16,401	16,607
Other income:
Equity in earnings of affiliates, net	23,917	22,177	76,631	39,991
Other income, net	1,685	7,605	25,094	11,623
Income before income taxes	29,530	28,387	144,515	97,990
Income tax provision	10,251	10,348	49,837	36,907
Net income	19,279	18,039	94,678	61,083
Net income attributable to the noncontrolling interests	2,454	878	10,844	1,805
Net income attributable to The Andersons, Inc.	$16,825	$17,161	$83,834	$59,278

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.59	$0.61	$2.95	$2.11
Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.59	$0.61	$2.95	$2.10
Dividends paid	$0.1100	$0.1067	$0.3300	$0.3200

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2014	December 31, 2013	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$326,946	$309,085	$134,441
Restricted cash	173	408	164
Accounts receivable, net	162,270	173,930	178,970
Inventories	396,464	614,923	429,017
Commodity derivative assets - current	126,396	71,319	105,390
Deferred income taxes	148	4,931	5,254
Other current assets	36,518	47,188	42,278
Total current assets	1,048,915	1,221,784	895,514

Other assets:
Commodity derivative assets - noncurrent	2,383	246	5
Other assets, net	113,141	118,010	110,731
Pension asset	13,738	14,328	—
Equity method investments	257,166	291,109	262,643
	386,428	423,693	373,379
Railcar assets leased to others, net	245,849	240,621	233,024
Property, plant and equipment, net	401,800	387,458	380,374
Total assets	$2,082,992	$2,273,556	$1,882,291

Liabilities and equity
Current liabilities:
Short-term debt	$451	$—	$—
Accounts payable for grain	222,178	592,183	241,575
Other accounts payable	165,133	154,599	200,664
Customer prepayments and deferred revenue	27,246	59,304	23,974
Commodity derivative liabilities – current	229,265	63,954	88,234
Accrued expenses and other current liabilities	70,598	70,295	63,900
Current maturities of long-term debt	76,757	51,998	44,232
Total current liabilities	791,628	992,333	662,579

Other long-term liabilities	13,902	15,386	17,129
Commodity derivative liabilities – noncurrent	26,203	6,644	9,636
Employee benefit plan obligations	39,606	39,477	49,768
Long-term debt, less current maturities	289,448	375,213	381,018
Deferred income taxes	120,628	120,082	91,869
Total liabilities	1,281,415	1,549,135	1,211,999
Total equity	801,577	724,421	670,292
Total liabilities and equity	$2,082,992	$2,273,556	$1,882,291

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Three months ended September 30, 2014
Revenues from external customers	$575,354	$179,405	$110,809	$32,022	$22,631	$32,706	$—	$952,927

Gross profit	32,748	12,770	13,934	10,841	5,306	9,319	—	84,918

Equity in earnings of affiliates	10,190	13,727	—	—	—	—	—	23,917

Other income (expense), net	(2,354)	71	2,617	792	244	418	(103)	1,685

Income (loss) before income taxes	12,447	23,709	(129)	4,160	(2,885)	(968)	(6,804)	29,530

Income (loss) attributable to the noncontrolling interests	(2)	2,456	—	—	—	—	—	2,454

Operating income (loss) (a)	$12,449	$21,253	$(129)	$4,160	$(2,885)	$(968)	$(6,804)	$27,076

Three months ended September 30, 2013
Revenues from external customers	$765,833	$213,384	$95,681	$47,523	$27,624	$31,329	$—	$1,181,374

Gross profit	27,005	4,735	13,553	13,000	6,408	8,445	—	73,146

Equity in earnings of affiliates	12,003	10,174	—	—	—	—	—	22,177

Other income (expense), net	1,216	35	320	5,031	135	102	766	7,605

Income (loss) before income taxes	14,315	11,790	(1,643)	12,360	(83)	(2,043)	(6,309)	28,387

Income attributable to the noncontrolling interest	(8)	886	—	—	—	—	—	878

Operating income (loss) (a)	$14,323	$10,904	$(1,643)	$12,360	$(83)	$(2,043)	$(6,309)	$27,509

	Grain	Ethanol	Plant Nutrient	Rail	Turf & Specialty	Retail	Other	Total
Nine months ended September 30, 2014
Revenues from external customers	$1,814,517	$594,613	$530,334	$117,733	$109,269	$101,837	$—	$3,268,303

Gross profit	77,665	38,773	68,742	46,569	21,586	29,853	—	283,188

Equity in earnings of affiliates	20,541	56,090	—	—	—	—	—	76,631

Other income, net	16,967	201	3,193	2,289	1,018	720	706	25,094

Income (loss) before income taxes	34,102	85,833	23,464	25,889	488	(1,666)	(23,595)	144,515

Income (loss) attributable to the noncontrolling interests	(8)	10,852	—	—	—	—	—	10,844

Operating income (loss) (a)	$34,110	$74,981	$23,464	$25,889	$488	$(1,666)	$(23,595)	$133,671

Nine months ended September 30, 2013
Revenues from external customers	$2,493,678	$634,933	$537,922	$132,488	$117,955	$103,332	$—	$4,020,308

Gross profit	73,947	19,189	64,703	46,536	22,747	28,526	—	255,648

Equity in earnings of affiliates	24,940	15,051	—	—	—	—	—	39,991

Other income, net	1,438	465	459	6,679	585	316	1,681	11,623

Income (loss) before income taxes	24,667	25,797	21,035	36,614	6,113	(3,673)	(12,563)	97,990

Income attributable to the noncontrolling interest	(8)	1,813	—	—	—	—	—	1,805

Operating income (loss) (a)	$24,675	$23,984	$21,035	$36,614	$6,113	$(3,673)	$(12,563)	$96,185
(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).